Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
Registration Statement (Form S-8 No. 333-189965) pertaining to the Amended and Restated Incentive Stock Option Plan, 2013 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan of Mirati Therapeutics Inc.,
Registration Statement (Form S-8 No. 333-196487) pertaining to the 2013 Equity Incentive Plan of Mirati Therapeutics Inc., and
Registration Statement (Form S-3 No. 333-198678) of Mirati Therapeutics Inc.
of our report dated March 17, 2014, with respect to the consolidated financial statements of Mirati Therapeutics Inc. for the year ended December 31, 2013 included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

March 11, 2015                                    /s/Ernst & Young LLP1
Montreal, Canada

1 CPA auditor, CA, public accountancy permit no. A120254